FORM OF INFORMATIONAL STATEMENT
                  PURSUANT TO NEVADA REVISED STATUES ss 78.235




Name
Address

Dear __________:

         This information statement certifies that _______________________ is the registered holder of ______________ shares of common stock of Express Investments Associates, Inc., a Nevada corporation, transferable on the books of the corporation in person or by execution of a power of attorney.

         Witness the seal of the corporation and the signatures of its duly authorized officers:

Dated: ________________

Express Investments Associates, Inc.

By: ____________________________                         [SEAL]
       Bob Hemmerling, President

By: ____________________________
       Phil Morehouse, Secretary